Exhibit 10.12

LEASE Deed

THIS LEASE Deed together with its Schedules and Annexures (hereinafter referred to as the “Lease Deed”) is executed at Bangalore on this the Twentyth day of June Two Thousand Sixteen (20-06-2016) (“Effective Date”).

BETWEEN:	M/s. Umiya Holding Private Limited
No. 29/3, H.M Strafford, 2nd Floor, 7th Cross, Vasanth Nagar,
Bangalore-560 052
Represented by, Mr. Srikanth Reddy, Vice-President, Marketing

hereinafter referred to as the “LESSOR” (which expression shall unless excluded by or repugnant to the subject or context be deemed to include its successors and assigns) of the ONE PART;

AND

Cambium Networks Consulting Private Limited
Ground Floor, Velocity Block, Prestige Technology
Park – III, Marathahalli-Sarjapur Outer Ring Road
Bangalore – 560 103
Represented by its Authorised Signatory,
Mr. Biju Kunjukunju
Senior Director – India Engineering Operations

hereinafter referred to as the “LESSEE” (which expression shall unless excluded by or repugnant to the subject or context be deemed to include its successors and assigns) of the OTHER PART;

(The Lessor and the Lessee are individually referred to as “Party” and collectively referred to as “Parties”)

I. WHEREAS the Lessor is the absolute owner (hereinafter referred to as the “OWNER”) of all that commercially converted lands having Khata No. 172/2 issued by the Bruhat Bangalore Mahanagara Palike (BBMP), comprising of lands in Survey No. 10/1A, measuring 0.247 Guntas, Survey No. 10/1B, measuring 1 Acre and 3.745 Guntas and Survey No. 10/2, measuring 13.05 Guntas, Survey No. 10/3, measuring 1 Acre 0.500 Guntas and Survey No. 11, measuring 18.261Guntas in all measuring 2 Acres 35.80 Guntas, with 10.4582 guntas of undivided share in the internal roads and common entrance in the Cessna Business Park (out of 1 Acre 27.32 Guntas), all of them situated at Kadubeesanahalli Village, VarthurHobli, Bangalore East, more fully described in the Schedule ‘A’ below and hereinafter referred to as the ‘SCHEDULE ‘A’ PROPERTY’;

II. WHEREAS the Lessor has sold 56200 square feet out of the Schedule ‘A’ Property to Mr. Chatrabhuj Bassarmal Pardhanani along with 5075 sq ft undivided share in the internal roads and common entrance in the Cessna Business Park, comprising of lands in Survey No. 10/1B measuring 22188 sq ft, Survey No. 10/3 measuring 28272 sq ft, Survey No. 11 measuring 5760 sq ft along with 5075 sq ft undivided share in the internal roads and common entrance in the Cessna Business Park situated at Kadubeesanahalli Varthur Hobli Bangalore East Taluk more fully described in the Schedule ‘B’ below and hereinafter referred to as the ‘SCHEDULE ‘B’ PROPERTY’ and has retained the remaining land in the Schedule ‘A’ Property;

III. WHEREAS the Lessor is the absolute owner of the balance area 69,906 sq ft along with 6,313 sq ft undivided share in the internal roads and common entrance in the Cessna Business Park, Comprising of Lands in Survey Numbers. 10/1A, 10/3, 10/1B, 10/2 and 11 measuring 76,219 sq ft having Khata No.172/2 issued by the Bruhat Bangalore Mahanagara Palike (BBMP) situated at Kadubeesanahalli Varthur Hobli Bangalore East Taluk more fully described in the Schedule ‘C’ below and hereinafter referred to as the “SCHEDULE ‘C’ PROPERTY”;

IV. WHEREAS the LESSOR has offered an area of 11715 sq ft of Super Built-up Area, on part of the 5th(Fifth) Floor, Quadrant 1 of the Building over an Office Area of 3,27,487 Sq Ft of Super Built-up Area in Tower 2 of Umiya Business Bay-II (herein referred to “Building”), which is being constructed on the Schedule ‘C’ Property in the development known as Cessna Business Park, Marathalli-Sarjapur Outer Ring Road Bangalore which is morefully described in the Schedule D hereunder and hereinafter referred to as “Demised Premises”). The Lessor represents that the sanctioned usage of the Demised Premises would be commercial, and there are no legal impediments for using the Demised Premises for conducting commercial business activities by the Lessee. For the sake of clarity “Super Built-up Area” shall, in respect of any Building or part thereof, mean (i) the built up area of such Building (or part thereof) including walls and external finish (ii) the proportionate share in all the Common Areas, amenities and services of such Building (or part thereof) made applicable to all tenants of the building and (iii) amenities and services provided in the terrace floor of the Building made applicable to all tenants of the building. It shall not include external staircases, open terrace areas, basements, stilt floor and parking spaces.

V. WHEREAS the Lessor has agreed to grant on lease the Demised Premises alongwith 16 (Sixteen) earmarked car parking slots, including two-wheeler parking slots, between Basement (Puzzle Car Park), Ground, First Floor of the said Building. And the Lessee has agreed to take on Lease on the terms and conditions hereinafter appearing.

VI. AND WHEREAS, in furtherance to taking on Lease the Demised Premises, the Parties had executed a Letter of Intent dated May 4, 2016 (the “LOI”) setting out the intention of the Parties and the broad terms and conditions in accordance with which the Demised Premises will be granted on lease to the Lessee by the Lessor. In furtherance to and in accordance with the LOI, the Parties are executing this Lease Deed to record the terms and conditions in respect of the lease of the Demised Premises.

NOW THEREFORE THIS DEED OF LEASE WITNESSETH AND THE PARTIES HERETO AGREE AND DECLARE AS FOLLOWS:

In consideration of the rent herein reserved and of the covenants on the parts of the Lessee to be performed and observed, the Lessor hereby agrees to grant on lease unto the Lessee and the Lessee agrees to take on lease the Demised Premises on the terms and conditions contained in this Lease Deed with easements, rights and advantages appurtenant thereof from the Handover Date as defined hereunder (“Lease”).

1.	Handover Date/Possession:

The Lessor shall handover the premises on or prior to 09-09-2016 or such other date as may be agreed by the Parties (“Handover Date”). Prior to the Handover Date, the Lessor shall have received the occupancy certificate from the Bruhat Bengaluru Mahanagara Palike and shall have completed all the Fit-Outs including facade, finished lobbies and operational lifts (passenger and service), with power @ 1.0 KVA for every 100 (One hundred) sq ft leased (including HVAC load) of Super Built-up Area, 100% power back up, high side A/C works including AHUs and firefighting system (fire hydrants and upright sprinklers for the Demised Premises at ceiling level as per National Building Code of India norms).

2.	Tenure of Lease:

The tenure of lease shall be for a period of 5 years (“Lease Term”) which shall at the sole option of the Lessee be renewed for 2 (two) further periods of 2 years as laid down in Clause 7.

3.	Lease commencement Date:

The lease shall commence from the Effective Date (“Lease Commencement Date”) and shall thereafter be registered.

4.	Rent Commencement Date:

The Rentals shall commence from the Handover Date of the Fully Fitted out Premises by the Lessor to the Lessee (“Rent Commencement Date”).

5.	Lock-in Period:

The lock-in period is for an initial 60 (Sixty) months from the Rent Commencement Date (“Lock-in Period”).

There shall be no Lock-in Period for the renewal terms of the Lease.

6.	Waiver of Lock-In Period:

The Lock in Period of 5 years will be waived, in the event that the Lessee, as a result of business growth, opts to lease a larger office space within any of the towers in the Umiya Business Bay at conditions no less favourable then being provided to the Lessee currently in the Building. This will be subject to availability of office space within the building.

7.	Renewal of Lease:

On expiry of the Lease Term, the Lessee shall have the sole option to renew the lease for further period as mutually agreed between the Parties on the same terms and conditions as outlined herein by way of execution and registration of a fresh lease deed. The Lessee shall provide written notice conveying its intention of such renewal of the Lease to the Lessor at least 3 (Three) months prior to the expiry of the term of Lease granted hereunder and the Lessee and the Lessor shall execute and register fresh deed of lease for the renewed term. It is hereby clarified that there shall be no lock-in applicable nor shall any additional security deposit be payable by the Lessee for such extended terms.

For any extension of the term beyond 9 years, the Parties shall agree to such extension on the basis of fresh terms and conditions only.

8.	Rentals :

The warmshell rental for the Demised Premises is Rs 56.5 per sq. ft. (“Warmshell Rental”) and the fit-out rental is Rs 37.2 per sq. ft. (“Fit-out Rental”) amounting to a total of Rs 93.70/- (Rupees Ninety Three and Seventy Paise only) per square feet of Super Built up Area per month (“Rental”) which shall be payable on or before the 10th (tenth) of the current/applicable month, after appropriate deductions for income tax at source. The Rental shall be paid by cheque or wire transfer in favour

The Lessor shall raise an invoice by the 1st (First) of every month for which the Rentals is due clearly identifying the taxes and rates thereof.

9.	Fit-out:

Fit-outs shall be carried out by the Lessor based on the specifications, layout designs and other inputs provided by the Lessee. The details of the fit outs provided are detailed in Annexure [•].

The minimum capital expenditure on Fit-outs is Rs. 1500/- per sq. ft. based on the specifications shared by the Lessor. Any specific or additional requirements by the Lessee will be chargeable additionally.

The Fit-outs amortization period is 7 years from the rent commencement date. Hence no Fit-out Rental will be payable after 7 years.

10.	Enhancement/Escalation of Rentals

The Warmshell Rental above reserved for the Demised Premises shall be subject to enhancement at the rate of 15% (Fifteen percent) for every 3 (three) years on the last paid Rentals from the Rent Commencement Date. There shall be no escalation on refundable Security Deposit and Car Parking Rent.

11.	Car Parking Facility and Car Parking Rent

The Lessor shall provide dedicated 16 (Sixteen) car parking slots in the Basement (Puzzle Car Park), ground Floor and first Floor of the Building charged at Rs 3000/- (Rupees Three Thousand only) per Car Park per month which in total amounts to Rs 48,000 (Rupees Forty Eight Thousand only) per month (“Car Parking Rent”). The allocation for car parks is as follows:

Basement (Puzzle Park): 11 (Eleven)

Ground Floor: 2 (Two)

First Floor: 3 (Three)

12.	Interest Free Refundable Security Deposit:

The Lessee shall pay to the Lessor an interest free Security Deposit of Rs. 1,09,76,955/- (Rupees One Crore Nine Lakhs Seventy Six Lakhs Nine Hundred Fifty Five only) equivalent to the Rental for a period of 10 months (“Security Deposit”). A part of the Security Deposit, i.e INR 49,33,305 (Rupees Forty Nine Lakhs Thirty Three Thousand Three Hundred and Five only) has been paid by the Lessee at the time of execution of the LOI vide wire transfer. The break up is as follows:

Date Received	Ref No.	Amt in Rs
10-05-2016	NEFTINW- 0041215414	14,00,000
12-05-2016	NEFTINW- 0041291585	15,00,000
12-05-2016	NEFTINW- 0041300879	15,00,000
13-05-2016	NEFTINW- 0041371157	5,33,305

The remainder of the Security Deposit amounting to Rs 60,43,650 (Rupees Sixty Lakhs Forty Three Thousand Six Hundred and Fifty only) is hereby paid by the Lessee on the Effective Date. The Lessor hereby confirms receipt of the full Security Deposit.

Upon expiry of the Lease Deed or earlier termination of this Lease Deed, the Lessor shall refund the entire Security Deposit to the Lessee simultaneous to the Lessee handing over the vacant and peaceful possession of the Demised Premises save reasonable wear and tear to the Lessor. In the event of failure to refund the Security Deposit, the Lessor shall be liable to pay interest @ 18% p.a. till actual payment and the Lessee shall be entitled to retain the possession of the Demised Premises without being liable to pay Rental and be exempt from any liability to the Lessor in any manner. However the Lessee is liable to pay for the maintenance, electricity and chiller charges during this duration.

13.	Maintenance Services

(i)	UMIYA Services shall be the maintenance service provider and the Lessee shall enter into a separate maintenance agreement (“Maintenance Agreement”) with Umiya Services (“Maintenance Service Provider”). A detailed ‘Scope of Maintenance Services’ has been provided by the Maintenance Service Provider which is annexed as Annexure A.

(ii)	The Maintenance Agreement shall be co-terminus with the Lease Deed for the Demised Premises.

(iii)	The Lessee shall pay the maintenance charges at the rate of Rs. 7/- (Rupees Seven Only) plus Applicable Taxes per square feet of Super Built-up Area per month (“Maintenance Charges”) of the Demised Premises

(iv)	The Maintenance Charges, Electricity Charges and BTU Charges shall be applicable from Rent Commencement Date.

(v)	a) Maintenance Charges shall be payable monthly on or before the 10th day of each month for the current /applicable month for which it is due upon the issuance of the invoice on 1st of every month.

b) Electricity and chiller charges to be paid on or before the 10th day of every month for the previous month upon submission of electricity bill/consumption details.

(vi)	For the computation of Rental and Maintenance Charges, the super built up area shall not include the car parking space.

(vii)	The Maintenance Charges shall be subject to escalation by 5% (five percent) on 1st of April every year. The first enhancement shall be on 1st April 2017.

(viii)	The Lessee agrees to pay enhancement in the maintenance charges due to any actual increase in the cost subject to the Lessor providing documentation substantiating such increase and the same shall be made applicable to all tenants in the Building.

The Lessee shall during the entire period of Lease attend to all routine day to-day maintenance of the Demised Premises at its own cost.

(ix)	If the Lessee is in default in making the payments towards the Maintenance Charges, Electricity Charges and BTU Charges to the Maintenance Service provider, then the Lessee shall be liable to pay a penalty of 18% interest per annum on the amount due.

(x)	The Lessee shall be provided with chilled water upto the AHU`s in the premises during the normal office hours between 8.00AM to 8.00PM from Monday to Friday at the BESCOM rate per unit for BTU (British Thermal Unit) on BESCOM and Rs. 19.50/- per unit plus applicable taxes on DG Power (collectively “BTU Charges”). If the Lessee requires chilled water supply beyond the timing fixed above, then in such cases, the Lessee shall pay charges on current rates + 20% basis.

(xi)	Electricity consumption (BESCOM/Self-Generated or Renewable Power) to be charged on BESCOM tariffs, DG Power consumption charges @ Rs 19.50 per unit plus applicable taxes will be paid by the Lessee (collectively “Electricity Charges”). Any transmission loss shall be borne by the Lessee in proportion to the usage.

(xii)	In case the Lessee requires additional power (over and above what is provided above mentioned), the Maintenance Service Provider would facilitate the process with the local power authority and all related costs for the same shall be paid by the Lessee.

(xiii)	The rates calculated are based on the present prevailing rates of the EB Power/HSD (High Speed Diesel). Prices may be revised in case of drastic changes in the market price.

(xiv)

The Lessee shall pay to the Maintenance Service Provider equivalent to one (1) month`s Maintenance Charges, Electrical Charges and BTU Charges, an amount of Rs. 2,50,000/- (Two Lakhs Fifty Thousand only) as a deposit (“Maintenance Deposit”) to the Maintenance Service Provider upon execution of the Maintenance Agreement. This Maintenance Deposit shall be an interest free refundable deposit and shall be refunded by the Maintenance Service Provider in the event of expiry or earlier termination of this Lease Deed and in accordance with the terms of the Maintenance Agreement. The

Maintenance Deposit paid to the Maintenance Service Provider shall be returned forthwith by the Maintenance Service Provider to the Lessee (less any permissible deductions as agreed to in writing by the Lessee), simultaneously with the handing over of the vacant possession of the Demised Premises by the Lessee to the Lessor.

(xv)	The Lessee shall follow the rules and regulations set by the Maintenance Service Provider in the Building Bye-Laws which shall be annexed as Annexure B in the Maintenance Agreement.

14.	Cafeteria/Common Food Court

The Lessee shall be free to use the common cafeteria and food court, which is being provided at no additional cost to all tenants in the building. There shall be no maintenance charges or utility charges payable by the Lessee for the cafeteria.

15.	Fittings and Fixtures in the Demised Premises and Maintenance:

(i)	The Lessor shall carry out the Fit-outs in the Demised Premises and hand over the Demised Premises in a fully fitted out condition.

(ii)	The Lessee shall use the Demised Premises carefully and diligently and shall not cause any damage to the Demised Premises and amenities provided therein. However, normal wear and tear is excepted.

(iii)	The Lessee shall be entitled to carry out additional fittings and fixtures in the Demised Premises at its cost, which shall include electrical and communication appliances and any other equipment/fittings, cubicles, partitions etc., required for its activities, after written approval from the Lessor. Such improvements or alterations shall conform to the applicable local building regulations ensuring that no damage is caused to the structure of the building. Upon the expiration or termination of this Lease, the Lessee shall remove all the improvements. The Lessee shall ensure that no damages are caused to the common areas during this activity. However, normal wear and tear is excepted.

(iv)	Any permissions or authorizations required to be obtained such as CEIG approval, BBMP, FIRE etc. for Lessee`s improvements shall be Lessee`s sole responsibility, provided that Lessor will, at Lessee`s cost, provide any assistance or no-objection required for the procurement of such permission or authorization. The certificates that are procured by the Lessee shall be shared with the Maintenance Service Provider for their records.

(v)	The Lessee shall bear the damage and repair cost, if any damage is caused while removing and replacing the fit outs in the Demised Premises by the Lessee. If the Lessee fails to bear this cost then, this cost shall be deducted by the Lessor from the refundable Security Deposit.

16.	Signage

The Lessee shall be entitled to display its own signs in the lift lobby of the corresponding floor and within the scheduled premises. The name of the Lessee will be displayed on the Building directory fixed at the ground floor lobby provided by Maintenance Service Provider for Umiya Business Bay Tower 2 at no additional charges

17.	Sub-Letting

The Lessee shall be entitled to sub lease the Lease of the Demised Premises to its parent company or holding company or its group companies with prior written intimation to the Lessor or to third parties with prior written approval of the Lessor, which approval shall not be unreasonably withheld, conditioned or delayed by the Lessor. In the event of such subletting, the Lessee will continue to be responsible for all the obligations under the Lease Deed subject to the Lessor’s right not being hampered in any manner and the Lessee`s sub lease will automatically be terminated upon the earlier termination or expiry of this Lease Deed.

18.	TAXES AND LEVIES

a). The Lessor shall bear and pay regularly and punctually, all the past, present and future property taxes, rents, rates, cess, dues, duties and impositions, taxes, statutory dues in regard to the Demised Premises payable to any authority, including but not limited to land tax, building tax, corporation and house tax, local government charges pertaining to the Demised Premises, and the Lessee shall not have any liability whatsoever in this regard. In the event of the Lessor failing to comply with its obligation under this Clause, and there being any demand outstanding, or there being any threat of recovery from any statutory authority with regard to any outstanding amounts to them, or there being any demands raised on the Lessee by the concerned authorities, the Lessee shall communicate to the Lessor about such demand within a reasonable period of receipt of such notice by the Lessee. Upon receipt of such communication from the Lessee, the Lessor shall pay the amounts so demanded within the stipulated due date, failing which the Lessee shall pay the same to the concerned authority and the same shall be reimbursed to the Lessee by the Lessor up on submission of payment receipt or shall be recovered by the Lessee by way of deduction / adjustment in / from the Rental payable by the Lessee to the Lessor.

b). The Lessee shall bear and pay all applicable service tax. The Lessor shall remit the service tax to the government as required under law, and produce proof of such payment to the Lessee from time to time. The Lessor shall share with the Lessee the service tax registration details. In the event the Lessee receives any notice from any authorities requiring payment of any taxes or any other outgoings, the Lessee shall forward the same to the Lessor as soon as possible. In the event of the Lessor not making any such required payment, the Lessee shall, pursuant to due notice to the Lessor and mutual discussions in this regard, be entitled to make payment of the same and shall thereupon be entitled to deduct the same from the Rental and other charges payable under the terms of this Lease Deed. The Lessor shall indemnify the Lessee for any and all losses incurred on account of demand/notices from any government authorities for non-payment of service tax and other taxes, cess, impositions and statutory dues during the Lease Term. This liability of the Lessor shall continue to hold good even after termination of this Lease Deed.

c). All taxes made applicable on lease rent with respect to the Demised Premises for the tenure of the Lease shall be payable by the Lessee.

All current taxes and any new taxes that may be introduced by the statutory authorities from time to time, shall be made applicable on Rentals with respect to the Demised Premises for the tenure of the lease shall be payable by the Lessee.

19.	USE OF THE DEMISED PREMISES

a). The Lessee shall have an exclusive and lawful use and occupation of the Demised Premises during the Lease Term. The Lessee shall have unlimited access to the Demised Premises 24 hours a day, 7 days a week and 365 days a year, throughout the Lease Term and shall use the Demised Premises for the purpose of its business purpose as may be permissible in law and shall not carry out any illegal activity. Further the Lessee shall not store any hazardous, contraband or inflammable articles in the Demised Premises other than such articles required by the Lessee for its business purpose.

b). The Lessee shall have the Demised Premises customs bonded, in part or in full at its sole discretion for carrying out its operations.

c). Upon expiry or termination of the lease, the Lessee shall get the Demised Premises de-bonded before handover to the Lessor, till which time the Demised Premises wouldn`t be considered as handed over and all charges with respect to the same shall be payable by the Lessee.

d). The Lessee shall, at a cost, be entitled to use a demarcated portion of the roof of the Building to install, operate and maintain satellite dish or other devices for telecommunications or other equipment solely for the Lessee`s use within the Demised Premises and the Building. If the Lessee elects to install the satellite dish, the Lessee will install the same at the Lessee`s sole cost and expense, in a suitable location identified by the Maintenance Service Provider before the Rent Commencement Date. However, the above shall be subject to the structural feasibility. If any tax, levy, penalty, fine, surcharge etc., is imposed by any authorities concerned for the Lessee`s installation of the said satellite dish(s), microwave antenna(s) and other equipment otherwise than as permitted by law, the same shall be borne and paid by the Lessee directly to the authorities concerned with written permission and marked position.

20.	THE LESSOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

a). The Lessor is the sole absolute owner and has clear title over the Demised Premises and has the right and authority to Lease the Demised Premises on the terms contained herein for commercial use thereof by the Lessee and the Lessor has obtained all the necessary statutory permissions, approvals, sanctions and clearance from the concerned authorities, and the Lessor has met all building code and occupancy requirements for the Lessee`s use. The Lessors shall indemnify and keep the Lessee indemnified in respect to the above.

b). The Lessor has the full right and authority to execute this Lease Deed and to grant the Lease of the Demised Premises.

c). The Demised Premises is free from any pending litigation and any encumbrance, whatsoever and the Lessor has not entered into any arrangement and/or agreement with any third person/persons for providing rights, use and occupation of the Demised Premises to which the Lessee is entitled to under this Lease Deed.

d). The Lessor has obtained requisite municipal permissions, sanctions and approvals from all concerned authorities for use of the Demised Premises for the commercial business purpose to suit the business activities of the Lessee as permitted under laws.

e). That the Building is constructed strictly in accordance with the building plan, sanctioned and approved by the concerned authorities. The Lessor has not committed any breach of any statutory/municipal regulations or contractual obligations with respect to the Demised Premises.

f). The Lessor has obtained all the required permission for utilities in the Demised Premises and all required clearance/approvals from the Central/State/local authorities for the use of the Demised Premises by the Lessee.

g). The Lessor shall co-operate with the Lessee by way of issuing NOC`s providing any documents in connection with the Demised Premises to enable the Lessee to get the Demised Premises registered under the provisions of the various laws as applicable.

h). The Lessee paying the rent and other charges payable, if any, regularly and duly observing and performing the terms and conditions herewith, shall be entitled for a quiet and peaceful enjoyment and possession of the Demised Premises during the Lease tenure, without any obstructions interruption or disturbance from the Lessor or any person claiming through or in trust for the Lessor or otherwise.

i). The Lessor shall be responsible and liable to comply with all applicable laws for the possession, installation and use of the furniture, fixtures and facilities in the Demised Premises.

j). The Lessor shall ensure that the Lessee at all times during the currency of this Lease enjoys exclusive and peaceful possession of the Demised Premises.

k). The Lessor shall not object to the Lessee engaging its own security personnel in respect of the Demised Premises during the Lease Term who shall be based in the Demised Premises

l). The Lessor shall accommodate any requests by lessee for access to the premises for getting the premises ready by installation of UPS, getting internet connectivity etc.

m). The Lessor does not have any liability for any taxes, or any interest or penalty in respect of the Demised Premises, of any nature that may be assessed against the Lessee or become a lien against the Demised Premises. All property taxes, electricity, water charges and all other outgoings in respect of the Demised Premises prior to the handover of the Demised Premises have been properly remitted by the Lessor and there are no arrears, outstanding dues etc. as on the Lease Commencement Date.

n). The Lessor shall observe and perform all the terms and necessary conditions, agreements, covenants and provisions on which the Lessee occupies the Demised Premises and shall not do, omit or suffer to be done anything whereby the Lessee’s right to occupy the Demised Premises is hindered, forfeited or affected in any prejudicial manner.

o). During the Lease Term, the Lessor shall ensure that entrance is provided to the Lessee for the Demised Premises to ingress and egress without causing hindrance or obstructing the free movement. The entrance and passage so provided shall be common and will be shared with other tenants of the Building and to be used by the Lessee, its employees, visitors, agents and contractors.

p). Except for the period of subsistence of a Force Majeure Event, the Lessor shall at all times, from the Lease Commencement Date to the expiry of the Lease Term or the prior determination thereof, ensure that the Lessee enjoys quiet, unhindered and peaceful possession of the Demised Premises according to the terms of this Lease Deed which includes the provision of all amenities such as power (1.0 KVA of power for every 100 square feet of the Demised Premises including air conditioning load) and water supply, 100% backup power, lifts, escalators, lighting, security, air conditioning etc. at all times. The Lessor shall at its own cost attend to all major structural repairs of within the Demised Premises within 5 (five) days of such defect / damage being notified by the Lessee to the Lessor in writing and at their cost and ensure the replacement of the defect/damaged parts, unless the damage is caused due to the negligence of the Lessee. In case the Lessor fails to arrange for the repairs within the period of 5 (five) days thereof, the Lessee shall be at liberty to carry out the same at its cost and recover the entire cost from the Lessor, by way of appropriation/ deduction/ adjustment in / from the Rental payable by the Lessee to the Lessor from time to time subject to receipt of bills incurred by them.

q). The non-fulfillment of any of the above representations and warranties shall be deemed as breach of this Lease Deed by the Lessor, unless (i) the Lessee is solely responsible for such breach; or (ii) such breach is caused by a Force Majeure Event.

21.	THE LESSEE`S COVENANTS

The Lessee hereby covenants with the Lessor as follows:

a). To observe and perform all the terms and conditions, covenants and provisions of the Lease Deed to be observed and performed by the Lessee;

b). To regularly pay rent hereby reserved at the time and in the manner aforesaid; subject to deduction of income tax at source, as applicable under the Income Tax Act, 1961, within the time stipulated herein and issue appropriate TDS Certificate to the Lessor for tax deducted at source;

c). To use the Demised Premises only for business and allied purposes and not for any other illegal purpose;

d). On termination or expiry of the Lease the Lessee shall be required to reinstate the Demised Premises to the original condition. The Lessee shall, at the expiry or termination of the Lease Deed, have the right to remove any and all Lessee’s improvements from the Demised Premises. However, the Lessee shall be liable to pay Lessor for any damages caused to the Demised Premises while removing their improvements from the Demised Premises, as mutually agreed between the Parties. The Lessor shall not be liable to reimburse the cost of the Lessee`s property which remains in the Demised Premises.

e). Not to do or suffer to be done anything whereby the Lessor’s rights in respect of Demised Premises or any part thereof are prejudiced or adversely affected.

f). To permit the Lessor, its representatives and/or agents after receipt of twenty four (24) hours prior notice, to enter into the Demised Premises during working hours for the purpose of inspection of the Demised Premises and to carry out any repairs to the Demised Premises.

g). The Lessee shall keep the passages, common areas free from any debris, construction materials, security desks, office equipment, or anything that hinders free movement.

i). The Lessee shall register this Lease Deed with the Jurisdictional sub-registrar’s office and shall pay stamp duty, registration charges and any other charges for the purpose of registering this Lease Deed.

22.	MUTUAL INDEMNITY

a). The Lessor shall indemnify, defend and hold the Lessee harmless during Lease Term against any demands, claims, actions or proceedings that may be initiated against the Lessee or any losses, claims, charges, costs, expenses, damages suffered or incurred by the Lessee or any judgments or orders passed against the Lessee due to (i) any defect in title of Lessor to the Demised Premises; (ii) any misrepresentation or breach of any of the representations of the Lessor; (iii) any breach or non-fulfilment of any condition, covenant or undertaking of the Lessor and (iv) non-compliance with permissions/clearances/ taxes and other statutory dues required for occupation of the Demised Premises, resulting in Lessee being prevented from using the Demised Premises.

b). Lessor shall indemnify, defend and hold the Lessee harmless during the Lease Term against any demands, claims, actions or proceedings that may be initiated against the Lessee, and/ or in respect of the Demised Premises.

c). Lessee shall indemnify, defend and hold the Lessor harmless during Lease Term against any claims, damages, charges, expenses, costs, losses or injuries arising out of or relating to: (i) any breach of terms of the Lease; and (ii) any act or omission of the Lessee which results in violation of its legal, statutory, regulatory or other duty or obligation in connection with the use of Demised Premises.

d). Save and except any liquidated damages which may be agreed between the Parties in the future, neither Party will be liable to the other for any incidental, consequential, penal, exemplary or the like damages, or any direct or indirect loss of profits or any claim for loss of opportunity or any action in tort even if advised of the possibility of such claims.

23.	Assignment/Subsequent Transfer

The Lessee may as a result of an acquisition; reorganization; definitive scheme, arrangement, undertaking or agreement with respect to any of its assets or liabilities; merger; de-merger or consolidation assign / novate this Lease to any third party with the prior approval of the Lessor at any time. In case of such assignment / novation, the third party shall be bound by all the terms of the Lease Deed and the Lessee shall be released from all obligations under the lease.

The Lessor shall be entitled to assign / sell and/transfer its rights in the Demised Premises as a whole or in part or parts thereof to any one person or more than one person at any time during the period of this Lease. The Lessor shall attorn to such transferee or transferees on the same terms and conditions as are contained herein and also ensure that the transferee or transferees provide No Objection Certificates as annexed to the Lessee for enabling the Lessee to continue to be in possession of the Demised Premises. This terms and conditions of the Lease Deed shall be binding on such transferee or transferees and such transferee or transferees shall also acknowledge the refundable Security Deposit and Maintenance Deposit paid by the Lessee to the Lessor whose benefit shall be transferred to such transferee or transferees.

24.	TERMINATION

(a)	Termination by the Lessee. The Lessee shall be entitled to terminate this Lease Deed without assigning any reason by providing notice of 3 (three) months to the Lessor after the Lock-in Period expires.

(b)	Termination by either Party. Notwithstanding the Lock In-Period, either Party shall be entitled to terminate this Lease Deed at time during Lease Term if the other Party commits a material breach of any of the terms mentioned in this Lease Deed; provided that such termination shall not be effective unless the non-breaching Party has given a written notice of 30 (thirty) days to the breaching Party setting out the details of such breach to cure the breach and the breaching Party not having cured or rectified such breach.

Upon termination of the lease, the Lessee will hand over the vacant possession of the Demised Premises back to the Lessor subject to the Lessor and the Maintenance Service Provider having paid back the Security Deposit and the Maintenance Deposit to the Lessee in accordance with this Lease Deed. It is clarified that in the event of failure by the Maintenance Service Provider to refund the Maintenance Deposit, the Lessee shall be entitled to recover the same from the Lessor.

25.	COUNTERPARTS:

This Lease Deed shall be executed and registered in two sets wherein one copy would be with the Lessor and the other with the Lessee.

26.	STAMP DUTY AND REGISTRATION FEES:

The Lessee shall bear the stamp duty and registration fees and all other incidental expenses related to registration of this Lease Deed.

27.	Applicability of TDS

The Lessee shall deduct the TDS only on Rentals and Maintenance Charges. TDS is currently not applicable on Electricity and BTU Charges.

28.	Force Majeure:

Neither party shall be liable for any breach resulting from acts of God in the nature of natural disasters (such as floods, earthquakes, storms), war, insurrection or riots (“Force Majeure Event”),. The Lessee shall not be liable to pay Rental for such period for which the Demised Premises has been rendered unfit for use until the Demised Premises is restored and reinstated and made ready for use and occupation of the Lessee provided always that if the Demised Premises is not restored and reinstated and made ready for use and occupation within a period of 30 (Thirty) days or any extension thereof, by issuing a prior written notice of 30 days, as required from the date of the happening of any of the aforesaid events, the Lessee shall be at liberty, without prejudice to its rights under any provisions of this Lease Deed, to terminate the Lease in writing and thereupon this Lease Deed shall stand terminated without prejudice to any claim by either party against the other in respect of any breach of terms and conditions of this Lease Deed. The refundable Security Deposit along with any other deposit paid shall be repaid by the Lessor (including the Maintenance Deposit by the Maintenance Service provider) to the Lessee without demur, upon such termination.

If the Lessee requires the Lessor to restore the Demised Premises the Lessor shall endeavor to the satisfaction of the Lessee, to restore and reinstate the Demised Premises within the shortest possible time taking into consideration the nature of repairs required to be done, during which time the rent and other charges pertaining to use of Demised Premises shall not be payable until the Demised Premises is made ready for use and occupation by the Lessee. In the event the Demised Premises or any part thereof has been rendered unfit for use during such period, the Lessee shall be at liberty to request the Lessor to provide alternative premises to the sole satisfaction of the Lessee.

29.	INSURANCE

The Lessor shall, at its own cost, keep in force adequate insurance covered to protect any loss and damage due to natural disasters, fire accident, civil commotion, riot, storm, tempest, flood or an act of God causing damage to the building and all the fixtures and furniture installed by the Lessor in the Demised Premises. The Lessor shall be responsible for the insurance of the fixtures, furniture and equipment in the Demised Premises. The Lessor shall give a photocopy of the insurance policy and latest premium-paid receipts to the Lessee.

30.	Dispute Resolution

In the event of any dispute or difference arising between the Lessor and the Lessee hereto concerning or relating to the interruption of these presents or the interpretation of effect of any provisions thereof or relating to the liability or obligation on the part of any of the parties hereto, the same shall be referred to arbitration of three arbitrators, one appointed by the Lessor and the second arbitrator appointed by the Lessee, and the third arbitrator being appointed by the two arbitrators nominated by both Lessor and the Lessee. The award passed by the majority of arbitrators shall be binding upon both the parties. The arbitration shall be held in Bangalore and in accordance with and subject to the provisions of the Arbitration and Conciliation Act, 1996 or any statutory modifications or re-enactments thereof for the time being in force. The arbitration proceedings shall be conducted in English.

Subject to the preceding paragraph, the courts in Bangalore shall have exclusive jurisdiction over any dispute, differences or claims arising out of this Lease.

31.	Governing Law

This Lease Deed and any other document connected to this Lease Deed between the Parties shall be governed and construed in accordance with the laws of the Republic of India.

32.	Entire Deed

This Lease Deed shall constitute the entire agreement and understanding with respect to the subject matter hereof and shall supersede all prior discussions, representations or agreements between the Parties, including but not limited to the LOI.

33.	AMENDMENTS AND WAIVERS

No modification, amendment or waiver of any of the provisions of this Lease Deed shall be effective unless made in writing specifically referring to this Lease Deed and duly signed by each of the Parties.

34.	Notices:

Any notice to be issued either to the Lessee or to the Lessor shall be addressed and sent to their respective addresses mentioned in this Lease Deed by R.P.A.D or by certificate of posting or by personal hand delivery to the addressees of the Parties shown in this Lease Deed or by electronic mail to the following email address:

Lessor:srikanth@umiyaindia.com

Lessee:biju.kunjukunju@cambiumnetworks.com

or to such other address as either Party may, for this purpose have intimated to the other in writing.

SCHEDULE ‘A’

(Description of the Large Property) -

All that commercially converted lands having Khata No.172/2 issued by the Bruhat Bangalore Mahanagara Palike (BBMP), comprising of lands in Survey No. 10/1A, measuring 0.247 Guntas, Survey No. 10/1B, measuring 1 Acre and 3.745 Guntas and Survey No. 10/2, measuring 13.05 Guntas, Survey No. 10/3, Measuring 1 Acre 0.500 Guntas and Survey No. 11, measuring 18.261 in all measuring 2 Acres 35.80 Guntas, with 10.4572 Guntas of undivided share in the internal roads and common entrance in the Cessna Business Park (out of 1 Acre 27.32 Guntas), all of them situated at Kadubeesanahalli Village, Varthur Hobli, Bangalore East Taluk and bounded as under:-

East :	Internal Road;

West:	Lands in Survey No. 10/1B

North:	Lands in Survey No. 10/1A, 10/2 and 11

South:	Cessna Business Park

SCHEDULE - ‘B’

(Description of part of the property sold to Mr. Chatrabhuj Bassarmal Pardhanani)

All that commercially converted lands having Khata No. 172/2/1, Kadubeesanahalli, Bangalore issued by the Bruhat Bangalore Mahanagara Palike (BBMP) measuring 56,200 sft of this property to Mr. Chatrabhuj Bassarmal Pardhanani along with 5075 sft undivided share in the internal roads and common entrance in the Cessna Business Park, Comprising of Lands in Survey No. 10/1B measuring 22188 sft, Survey No. 10/3 measuring 28,272 sft, Survey No. 11 measuring 5760 sft along with 5075 sft undivided share in the internal roads and common entrance in the Cessna Business Park situated at Kadubeesanahalli Varthur Hobli Bangalore East Taluk and bounded as under

East :	Internal Road;

West:	Lands in Survey No. 10/1A

North:	Remaining Land of company bearing Khatha No. 172/2

South:	Cessna Business Park

SCHEDULE ‘C’

(Description of the balance portion of property taken up for development)

All that piece and parcel of commercially converted land bearing Survey Nos. 10/1A, 10/3, 10/1B,10/2 measuring in all about 69,906 sft along with 6,313 sft and Survey No. 11 measuring 76,219 sft undivided share in the internal roads and common entrance in the Cessna Business Park, Comprising of Lands in situated at Kadubeesanahalli Varthur Hobli Bangalore East Taluk

East:	Internal Road;

West:	Lands in Survey No. 10/1B

North:	Lands in Survey No. 10/1A, 10/2 and 11 (Business Bay –I);

South:	Property belonging to Mr. Chatrabhuj Bassarmal Pardhanani

SCHEDULE ‘D’

(DEMISED PREMISES)

ALL THAT PIECE AND PARCEL of the building admeasuring – 11715 sq ft of super built up area on the 5th (Fifth) Floor, Quadrant 1 of the Building Umiya Business Bay – Tower 2, comprising of 8 levels (2nd to 9th Floors) of office space along with 16 (Sixteen) Slots of car parking spaces within Cessna Business Park situated on Marathahalli - Sarjapur Outer Ring Road, Bangalore East Taluk 560 037.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE EXECUTED THIS DEED OF LEASE AT BANGALORE ON THE DAY AND YEAR FIRST ABOVE WRITTEN.

LESSOR

M/S Umiya Holding Private Limited

Represented by Mr. Srikanth Reddy, Vice-President, Marketing

SIGNED SEALED AND DELIVERED by and on behalf of Cambium Networks Consulting Private Limited the LESSEE above named represented by its Authorised Signatory, Mr. Biju Kunjukunju - Senior Director – India Engineering Operations in the presence of:

WINTESSES:

1.

2.

Annexure A

Scope of work for Maintenance Services (by the Service Provider / Developer)

Sl. No	Description
1	Facility Management

Charges towards providing Professional Management Services by deputing qualified and experienced to manage the common area of the entire facility

1. Facility Manager

2. External Building Security

3. External Façade & Maintenance

4. Road within the compound housing “the Premises” and the road up to the entrance security kiosk

2	Engineering Services (For Common Area)

Charges for professional operation and maintenance services by deputing technically qualifies and experienced

1. Electrical Supervisor & Technicians

2. A/C technicians

3. DG operators

4. Plumber

5. STP Operations

For operating and maintenance of all HT/LT electrical installations, DG sets, A/C units, Fire Alarm and communication systems etc

3.	Common area House – Keeping Service

Charges for rendering professional house – keeping services by deputing experienced House Keeping Supervisors and Staff for cleaning and maintenance of the common area and outside the premises

Common area includes:

Staircases, Lifts, Lift Lobbies, Service Lobbies, Ducts, DGs, Electrical Room, Pump room, OHT and UG sumps

4	Toilets Maintenance:

Toilets will be maintained by Lessee within the office space

5	Maintenance of AHU & Electrical room (within the office floor)

Maintenance of AHU & Electrical room

6	Pest & Rodent Control Service

Charges towards carrying out pest and rodent control treatment for common areas.

7	Landscaping Services

Charges towards deployment of gardener for maintaining the landscape area

8	AMC Charges

1. DG

2. A/C Chillers and AHU

3. Transformers

4. Electrical Panels

5. Security System ( in the common area )

6. Lifts

7. HSD Yard

8. Pumps

9	Power Charges of common areas of the building proportionate on the super built up area leased by the tenant shall be included in this scope of maintenance